For the period ended 12/31/2003                                       Series 18
File No. 811-2429

Sub-Item 77C:  Submission of matters to a vote of security holders
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The definitive  Proxy Statement used in connection with USAA Mutual Fund,  Inc.,
Special  Meeting  of  Shareholders  on  November  18,  2003 was  filed  with the
Securities  and  Exchange   Commission  on  September  8,  2003  and  is  hereby
incorporated by reference.

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The following proposal and voting results pertain to USAA Mutual Fund, Inc. (the
Company). Shareholders of record on November 18, 2003 were entitled to vote on the proposal shown below. Votes shown for proposal 1 are for the USAA Global Titans Index Fund. The shareholders approved the following proposal.

PROPOSAL 1
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         Proposal to approve a plan of liquidation providing for the liquidation of the USAA Global Titans Index Fund:


                             NUMBER OF SHARES VOTING


                                             FOR         AGAINST      ABSTAIN

         USAA Global Titans Index Fund    1,544,047       71,921      25,496